Exhibit 10.8

 CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this Agreement”) is entered into as of August 30, 2016, by and between BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD., a BVI business company incorporated under the laws of the British Virgin Islands (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1       TERM LOAN.

(a)           Term Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of Five Million Dollars ($5,000,000) (“Term Loan”), the proceeds of which shall be used for general corporate purposes. Borrower’s obligation to repay the Term Loan shall be evidenced by a promissory note dated as of the date hereof, as modified from time to time (“Perm Note”), all terms of which are incorporated herein by this reference.

(b)           Repayment. Principal and interest on the Term Loan shall be repaid in accordance with the provisions of the Term Note.

(c)           Prepayment. Borrower may prepay principal on the Term Loan solely in accordance with the provisions of the Term Note.

SECTION 1.2       INTEREST/FEES.

(a)           Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith. The promissory notes or other instruments or documents executed in connection with the credit(s) subject to this Agreement may calculate interest at a rate equal to the sum of an index rate of interest plus a margin rate of interest. In the event any index rate of interest would be less than zero percent (0.0%), then the index rate of interest shall be deemed to be zero percent (0.0%) and the applicable promissory note or other instrument or document shall bear interest at a rate equal to the margin rate of interest.

(b)           Computation and Payment. interest shall be computed on the basis set forth in each promissory note or other instrument or document required hereby. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

SECTION 1.3       COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by debiting Borrower’s deposit account number xxxxxxxxxx with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4       GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank hereunder and under the Term Note shall be guaranteed by John W. Childs (the “Original Guarantor”), as evidenced by and subject to the terms of a guaranty in form and substance satisfactory to Bank.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1       LEGAL STATUS. Borrower is: (a) a BVI business company, duly organized and existing and in good standing under the laws of the British Virgin Islands, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower; and (b) not the target of any trade or economic sanctions promulgated by the United Nations or the governments of the United States, the United Kingdom, the European Union, or any other jurisdiction in which the Borrower is located or operates (collectively, “Sanctions”).

SECTION 2.2       AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms. Borrower has full power and authority to execute and deliver this Agreement and all other Loan Documents to which it is a party and to perform its obligations under this Agreement and all such other Loan Documents.

SECTION 2.3       NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4       LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5       CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated December 31, 2015, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6       INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year in any country, state district or other jurisdiction.

SECTION 2.7       NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8       PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9       [Intentionally Omitted.]

SECTION 2.10     OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11     ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12     NO APPROVALS. No approval, consent or authorization of, order, registration or license by, filing with, giving notice to, or taking any other action by or in respect of any governmental or regulatory authority or central bank or other fiscal, monetary or other authority is required in connection with the execution and delivery of,- or performance of Borrower’s obligations under, this Agreement or any other Loan Document or for the validity, enforceability or admissibility in evidence of this Agreement or any other Loan Document.

SECTION 2.13     ENFORCEMENT. In the event a final judgment of any court in the United States is obtained with respect to this Agreement or any other Loan Document after service of process in the manner specified in this Agreement, the same would be enforced by the courts of the British Virgin Islands. Without limiting the generality of the representation and warranty set forth in the Section above titled “AUTHORIZATION AND VALIDITY”, Borrower further represents and warrants that the submission pursuant to this Agreement to any court of competent jurisdiction in the State of New York is valid and enforceable under the laws of the British Virgin Islands. All references in this Agreement to the “United States” shall mean the United States of America.

SECTION 2.14     STAMP TAX. It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement nor any other Loan Document that any stamp, registration or similar tax or charge be paid in any relevant jurisdiction on or in relation to this Agreement nor any other Loan Document.

SECTION 2.15     NO IMMUNITY. Borrower is subject to suit in the British Virgin Islands and neither Borrower nor Borrower’s property has any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any competent court and service of process, attachment or execution in the British Virgin Islands with respect to its obligations, liabilities. or any other matter under or arising out of or in connection with this Agreement or any other Loan Document, and to the extent that Borrower or Borrower’s property may have or may hereafter become entitled to any such right of immunity it has effectively waived such right under this Agreement. The waiver by Borrower described in the immediately preceding sentence is a legal, valid and binding obligation of Borrower. The performance of Borrower’s obligations under this Agreement and any other Loan Document by Borrower constitutes private and commercial acts rather than governmental or public acts.

SECTION 2.16     FORMATION DOCUMENTS. Borrower has heretofore delivered to Bank a full and complete copy of Borrower’s Memorandum and Articles of Association and of any other document pursuant: to which Borrower is incorporated and/or which governs Borrower’s continued existence, as in effect as of the date hereof.

SECTION 2.17     FOREIGN EXCHANGE. There are no legal, administrative or regulatory requirements or restrictions which would limit the availability or transfer of foreign exchange for the payment by Borrower to Bank of amounts due under this Agreement or any other Loan Document.

ARTICLE III
CONDITIONS

SECTION 3.1       CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)           Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)           Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)                                     This Agreement and each promissory note or other instrument or document required hereby.

(ii)                                  The Continuing Guaranty executed by John W. Childs in favor of Bank.

(iii)                               An opinion of Locke Lord LLP, NY counsel to Borrower,

(iv)                              An opinion of Walkers, BVI counsel to Bank.

(v)                                 A certificate of a director of Borrower dated the date hereof, certifying (A) as to the (i) certificate of incorporation, (ii) memorandum and articles of association, (iii) register of directors, (iv) register of members, (v) register of charges, (vi) certificate of good standing (dated no earlier than one month prior to the date hereof) and (vii) registered agent’s certificate (dated no earlier than one month prior to the date hereof) of Borrower (B) the resolutions of the directors of Borrower and (C) the incumbency (including specimen signatures) of the directors and officers of Borrower.

(vi)                              Such other documents as Bank may require under any other Section of this Agreement.

(c)           Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any Third Party Obligor hereunder, if any, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such Party Obligor, if any.

(d)           Arrangement Fee. Borrower shall pay to Bank a non-refundable arrangement fee for the Term Loan equal to $150,000, which fee shall be due and payable in full on the date of this Agreement.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1       PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2       ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3       FINANCIAL STATEMENTS. Provide to Bank, in form and detail satisfactory to Bank, such -financial statements and other information as reasonably requested by Bank from time to time.

SECTION 4.4       COMPLIANCE.   Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence; comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which the Borrower is located or doing business, or otherwise is applicable to Borrower, including, without limitation, (a) all Sanctions, (b) all laws and regulations that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (d) the U.K. Bribery Act of 2010, as amended, and (e) any other applicable anti-bribery or anti-corruption laws and regulations.

SECTION 4.5       INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, and, if required, hurricane, windstorm, seismic property damage and workers’ compensation, with all such insurance carried in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Bank as a lender loss payee. Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable law.

SECTION 4.6       FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, ordinary wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7       TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8       LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower which, if adversely determined, could have a material adverse effect on the Borrower.

SECTION 4.9       NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; or (c) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property.

SECTION 4.10     AGENT FOR SERVICE OF PROCESS. No later than September 13, 2016, provide Bank with written evidence in form and substance satisfactory to Bank of the acceptance by CT Corporation of its appointment by Borrower as agent for service of process for the period from the date of this Agreement to August 30, 2018 (and the payment in full of all fees in respect thereof).

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds for the purpose of (a) providing financing or otherwise funding any targets of Sanctions; or (b) providing financing or otherwise funding any transaction which would be prohibited by Sanctions or would otherwise cause Bank or any of Bank’s affiliates to be in breach of any Sanction.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1       The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)           Borrower shall fail to pay (i) when due any principal when the same becomes due and payable, or (ii) within ten (10) days after notice from Bank that any interest, fees or other amounts were not paid when due, in each case under clauses (i) and (ii), under any of the Loan Documents; it being acknowledged and agreed that Bank will provide notice to Borrower and Original Guarantor of the failure to pay any interest, fees or other amounts when due and payable.

(b)           Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)           Any default in the performance of or compliance with (i) Section 4.10 hereof or (ii) any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d)           Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank; provided, solely with respect to the Original Guarantor, such debt or other liability is in excess of $50,000,000.

(e)           Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, administrative receiver, manager, supervisor, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall he entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)            any event occurs with respect to Borrower which under the laws of any jurisdiction is analogous to any of the events described in Section 6.1(e), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 6.1(e).

(g)           The filing of a notice of judgment lien against Borrower or any Third Party Obligor provided, solely with respect to the Original Guarantor, such judgment lien secures a judgment in excess of $50,000,000; or the recording of any abstract or transcript of judgment against Borrower or any Third Party Obligor in any county or recording district in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor, provided, solely with respect to the Original Guarantor, such judgment is in excess of $50,000,000; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

(h)           [Intentionally Omitted],

(i)            The death or incapacity of Borrower or any Third Party Obligor if an individual. The withdrawal, resignation or expulsion of any one or more of the general partners in Borrower or any Third Party Obligor if a partnership. The dissolution or liquidation of Borrower or any Third Party Obligor if a company, corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(j)            Any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of twenty-five percent (25%) or more of the shares, members’ equity or other ownership interest (other than a limited partnership interest).

(k)           The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any real property collateral required hereby.

SECTION 6.2       REMEDIES. Upon the occurrence of any Event of Default: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice (except as expressly provided in any mortgage or deed of trust pursuant to which Borrower has provided Bank a lien on any real property collateral) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1       NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2       NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	BioHaven Pharmaceuticals Holding Company Ltd.
c/o J.W. Childs Associates, L.P.
500 Totten Pond Road, 6th Floor
Waltham, MA 02451
Phone: 617-753-1115

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
125 High Street,
14th Floor
Boston, MA 02110
	Attn:	Rebecca A. F. Stevenson
Vice President & Relationship Manager
	Phone:	617-574-6351

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3       COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable and documented attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel to the extent permissible), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by law. Whenever in this Agreement and the other Loan Documents Borrower is obligated to pay for the attorneys’ fees of Bank, or the phrase “reasonable attorneys’ fees” or a similar phrase is used, it shall be Borrower’s obligation to pay the attorneys’ fees actually incurred or allocated, at standard hourly rates, without regard to any statutory interpretation, which shall not apply, Borrower hereby waiving the application of any such statute.

SECTION 7.4       SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents, provided, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (such consent not to be unreasonably withheld or delayed). In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5       ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6       NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7       TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8       SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9       COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10     GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of New York (such State, Commonwealth or District is referred to herein as the “State”), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

SECTION 7.11     BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 7.12     RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not the Bank is otherwise fully secured. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

SECTION 7.13     ARBITRATION.

(a)           Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)           Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000,00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)           No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)           Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either ease with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)           Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)            Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)           Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)           Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i)            Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.14     NO IMMUNITY. To the extent that Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower hereby irrevocably waives such immunity and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and arc intended to be irrevocable for purposes of such act, or any act that replaces it. The foregoing waiver is intended to be effective to the fullest extent now or hereafter permitted by the applicable law of any jurisdiction in which any suit, action or proceeding with respect to this Agreement or any other Loan Document may be commenced.

SECTION 7.15     PAYMENTS. Any payments made to Bank by Borrower pursuant to this Agreement or any other Loan Document shall be free and clear of any deductions or withholdings for or on account of any taxes, levies, imposts, duties or other charges of whatever nature imposed by any government, political subdivision, bank or taxing authority. Borrower shall pay to Bank such amounts as may be necessary in order that every payment made by Borrower hereunder, after Borrower makes any required deductions or withholding for or on account of any taxes, levies, imposts, duties or other charges of whatever nature imposed by any government, political subdivision, bank or taxing authority, shall not be less than the payment otherwise required hereunder. For avoidance of doubt, Borrower acknowledges and agrees that Borrower’s obligations under this paragraph shall survive the repayment of all obligations of Borrower to Bank under this Agreement and the other Loan Documents.

SECTION 7.16     WITHHOLDING. Without limiting Bank’s rights under any of the other provisions of this Agreement or any other Loan Document, in the event any taxes, levies, imposts, duties or other charges of whatever nature are assessed against Bank in connection with payments to Bank by Borrower hereunder or otherwise in connection with this Agreement or any other Loan Document, then Borrower shall pay when due, and indemnify and hold Bank harmless from, such charges, without reducing the net amount of such payments to be made to Bank below that amount which Bank would have received had such taxes or charges not been assessed. Borrower shall furnish to Bank a receipt evidencing payment of any such taxes or charges promptly after such payment, and the tax return or other report filed with respect to any such taxes or charges promptly after such filing, and, in any event, shall provide each such receipt and each such return or report within ten (10) days after receipt of Bank’s request therefor from time to time. For avoidance of doubt, Borrower acknowledges and agrees that Borrower’s obligations under this paragraph shall survive the repayment of all obligations of Borrower to Bank under this Agreement and the other Loan Documents.

SECTION 7.17     DOCUMENTARY TAXES. Borrower agrees to pay, and to indemnify and hold Bank harmless from, any present or future claim or liability for any registration, stamp, documentary, court or similar taxes, fees or charges, or any penalties or interest with respect thereto, which may be assessed, levied or collected by the British Virgin Islands, any state, province, district or other political subdivision of the British Virgin Islands, any other country or other jurisdiction in which Borrower now or in the future maintains any property or assets, or any governmental agency of any of the foregoing, or otherwise in connection with the execution, notarization, formalization, issuance, delivery, filing, registration or enforcement of this Agreement or any other Loan Document. If Bank requests, Borrower shall furnish to Bank a receipt evidencing payment of any such taxes or other amounts, and the tax returns or other reports filed with respect to such taxes or other amounts, within thirty (30) days after receipt of such request. For avoidance of doubt, Borrower acknowledges and agrees that Borrower’s obligations under this paragraph shall survive the repayment of all obligations of Borrower to Bank under this Agreement and the other Loan Documents.

SECTION 7.18     REGISTRATION. If requested by Bank at any time, Borrower shall cause this Agreement or any other Loan Document to be registered, notarized or otherwise formalized to the extent at any time required by the applicable laws of the British Virgin Islands, the applicable laws of any state, province, district or other political subdivision of the British Virgin Islands, or the applicable laws of any other country or other jurisdiction in which Borrower now or in the future maintains any property or assets, and Borrower agrees to pay, and indemnify and hold Bank harmless from, any liability for any stamp taxes or any registration, documentation or other types of fees, charges, taxes or fines in connection with any such registration, notarization or formalization. Borrower shall provide Bank with evidence of such registration within thirty (30) days after Bank’s request for such evidence, which evidence shall be in form and substance satisfactory to Bank. For avoidance of doubt, Borrower acknowledges and agrees that Borrower’s obligations under this paragraph shall survive the repayment of all obligations of Borrower to Bank under this Agreement and the other Loan Documents.

SECTION 7.19     JURISDICTION AND SERVICE OF PROCESS. Any suit, action or proceeding against Borrower with respect to this Agreement or any other Loan Document shall be brought in any court of competent jurisdiction in the State of New York, except to the extent any arbitration provisions of this Agreement apply to the subject matter of such suit, action or proceeding and require resolution by an arbitrator or arbitrators. Borrower hereby submits to the jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding in any court of competent jurisdiction by the mailing by certified mail of copies thereof by U.S. airmail, postage prepaid, to Borrower at the address set forth in Section 7.2, above. The parties agree that a final judgment in any such action or proceeding, including, without limitation, the confirmation of any award rendered in an arbitration proceeding pursuant to any arbitration provisions of this Agreement, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Borrower hereby irrevocably waives any objection which Borrower now has or may hereafter acquire to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court of competent jurisdiction in the State of New York, and any objection on the ground that any such action or proceeding has been brought in an inconvenient forum. Nothing contained herein shall be deemed to limit the right or ability of Bank to serve any writs, processes or summonses in any other manner permitted under applicable law or to obtain jurisdiction over Borrower in such other jurisdictions and in such other manner as may be permitted under applicable law.

SECTION 7.20     JUDGMENT CURRENCY. Notwithstanding any judgment rendered against Borrower in a currency other than United States Dollars, whether in connection with a judicial proceeding or arbitration proceeding, Borrower shall not be relieved of any obligation with respect to any amount owed by Borrower to Bank under this Agreement or any other Loan Document except to the extent of the amount in United States Dollars which, in accordance with normal banking procedures, Bank is able to acquire with such amount of such other currency on the Banking Day (a day when Bank is open for business in New York, New York) following receipt of such amount by Bank. If the amount in United States Dollars so acquired is less than -the amount due to Bank, then Borrower agrees to indemnify Bank by paying the difference between such amounts in United States Dollars. If the amount in United States Dollars so acquired is more than the amount due to Bank, then Bank agrees to remit such excess to Borrower. The payment of any additional amount so required of Borrower under this Section shall constitute a separate and independent obligation of Borrower, notwithstanding any award of judgment.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the day and year first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Credit Agreement — Biohaven]

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

By:
Name:
Title:

[Signature Page to Credit Agreement — Biohaven]